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                                                                      Exhibit 5
                               OPINION OF COUNSEL

                                HARRIS BEACH LLP
                                99 Garnsey Road
                              Pittsford, NY 14534
                                November 6, 2001

Harris Interactive Inc.
135 Corporate Woods
Rochester, New York 14623

Ladies and Gentlemen:

         We have acted as counsel to Harris Interactive Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of its Post-Effective Amendment No. 1 on Form S-8 to Amendment No. 1 to Form S-4 Registration Statement (File No. 333-69056) with the Securities and Exchange Commission on November 6, 2001 (as so amended, the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of up to 2,654,306 shares of the Common Stock of the Company (the "Shares") issuable upon exercise of stock options granted under the 1995 Stock Incentive Plan for Total Research Corporation (the "Plan"), which have been assumed by the Company in connection with the merger of Total Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), with and into Total Research Corporation, a Delaware corporation ("Total"), pursuant to the terms of an Agreement and Plan of Merger dated as of August 5, 2001, by and among the Company, Merger Sub and Total.

         We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

         We are of the opinion that, when the Shares shall have been issued and sold on the terms contemplated by the Plan, and the Registration Statement shall have become effective, the Shares will be legally issued, fully paid and non-assessable.

         This opinion shall be limited to the Delaware General Corporation Law and the federal securities laws of the United States of America.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts as they currently exist.

                                              Very truly yours,

                                              /s/  Harris Beach LLP
                                              HARRIS BEACH LLP